Exhibit 99.1

Graham Packaging Acquires Owens-Illinois Blow-Molded Plastic Container Business

YORK, Pa., Oct. 7 /PRNewswire/ -- Graham Packaging Company, L.P. today announced that it has completed its acquisition of the blow-molded plastic container business of Owens-Illinois, the world's largest manufacturer of glass containers, at a price of approximately $1.2 billion.

The purchase positions Graham Packaging to become a leading global producer of value-added blow-molded plastic packaging.

"We are extremely pleased to complete this transaction and we will now begin to rapidly integrate these two first-class companies," said Graham Packaging Chairman and CEO Philip R. Yates. "We are delighted to welcome the Owens-Illinois plastic blow-molding team to join and strengthen our effort to become the clear customer-preferred global leader in value-added, technology-based plastic packaging.

"We appreciate all the support we have received from employees, customers, suppliers and the financial community for making this combination a reality. O-I's plastic container business is an industry leader and a great company. This business is a good match with Graham Packaging in terms of its emphasis on technology, commitment to high quality, and its culture of customer service," said Yates. "Our customers will enjoy the benefits of more resources resulting in even better value in terms of products, services, and innovative technology."

Graham Packaging Company, L.P., based in York, Pennsylvania, USA, is a worldwide leader in the design, manufacture and sale of technology-based, customized blow-molded plastic containers for the branded food and beverage, household, specialty container and automotive lubricants markets. The company, subsequent to the acquisition of O-I's plastic container business, will employ approximately 9,000 people at 90 plants throughout North America, Europe and South America. It produced more than 16 billion units and had total worldwide net sales of $2.1 billion over the last 12 months ending in June 2004 on a pro forma basis. The Blackstone Group of New York is the majority owner of Graham Packaging.

This news release contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. The company's future operating results will be affected by various uncertainties and risk factors, many of which are beyond the company's control. For a description of these uncertainties and risk factors, and for a more complete description of the company's results of operations, see the company's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.